Exhibit 5

                                PENSLEY & FUGLER
                                Counselors-at-Law
                                  2067 Broadway
                            New York, New York 10023
                                  212-595-4955
                                Fax: 212-595-4966


                                        December 26, 1996

American Bio Medica Corporation
102 Simons Road
Ancramdale, New York  10253

                                          Re: Registration Statement on Form S-8

Gentlemen:

     We refer to the registration statement on Form S-8 (the "Registration Statement") of American Bio Medica Corporation, a New York corporation (the "Company"), to be delivered for filing to the Securities and Exchange Commission (the "Commission") on diskette by overnight delivery service on or about December 27, 1996, relating to 2,000,000 common shares, $.01 par value per share, ("Common Shares") issuable on exercise of options ("Options") under the Company's Nonstatutory Stock Option Plan.

     We have reviewed such documents and records as we have deemed necessary to enable me to express an informed opinion on the matters covered thereby and we are of the opinion that:

     The 2,000,000 Common Shares issuable upon exercise of the Options will, upon issuance, be legally issued, fully paid and non-assessable.

     We hereby consent to the use of our name in the Registration Statement under the caption "Interest of Named Experts and Legal Counsel."



                                        Very truly yours,

                                        /s/Pensley & Fugler
                                        Pensley & Fugler